UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Advisory Board Company

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

July 28, 2014

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2014 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 4, 2014, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the ten nominees named in the accompanying proxy statement and to ratify the selection of the company’s independent registered public accounting firm for fiscal year 2015. You also will be asked to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement. These matters are discussed in detail in the accompanying proxy statement.

In addition to the specific matters to be acted upon, there will be a report on our company’s performance and an opportunity for stockholders to ask questions of general interest.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage-prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 4, 2014

The 2014 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on September 4, 2014, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following three proposals, which are further described in the accompanying proxy statement:

1.	To elect the ten nominees named in the proxy statement to our Board of Directors, each to serve for a term expiring at our 2015 annual meeting of stockholders or upon the election and qualification of a successor

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2015

3.	By an advisory vote, to approve the company’s named executive officer compensation as described in the accompanying proxy statement

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 18, 2014, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report to stockholders for our 2014 fiscal year is enclosed with the proxy statement.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or most of the other annual meeting proposals unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by completing, signing, and returning by mail a proxy card in the enclosed postage-prepaid envelope. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.

July 28, 2014

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

General Information	1
Proxy Solicitation	1
Voting, Revocability of Proxies, and Voting Procedure	1
Vote Required	2
Recommendations of the Board of Directors	2
Admittance to Annual Meeting	3
Annual Report to Stockholders and Other Information	3
Proxy Solicitation Costs	3
Important Notice Regarding Delivery of Stockholder Documents	3
PROPOSAL NO. 1 Election of Directors	4
Director Nominees	4
PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2015	8
Fees	8
Audit and Non-Audit Service Pre-Approval Policy	9
Audit Committee Report	10
PROPOSAL NO. 3 Advisory Vote on Approval of Named Executive Officer Compensation	11
Board Corporate Governance Matters	12
Director Independence	12
Board of Directors Meetings and Committees	12
Board Leadership Structure	13
Board’s Role in Risk Oversight	14
Compensation Committee Interlocks and Insider Participation	14
Consideration of Director Candidates	15
Board of Directors Compensation	16
Related Person Transactions	17
Corporate Governance Principles	17
Code of Ethics	17
Communications with the Board	17
Communications with the Audit Committee	17
Compensation Committee Report	18
Compensation Discussion and Analysis	18
Executive Summary	18
Oversight of Our Executive Compensation Program	19
Elements of Total Direct Compensation	20
Special Long-Term Incentive Awards in Fiscal 2015	25
Stock Ownership Guidelines	26
Other Benefits	26
Tax and Accounting Considerations	26
Employment Agreements with Messrs. Musslewhite and Felsenthal	27
Severance and Change of Control Arrangements	27
Compensation Committee Policy Regarding Change of Control Severance Payments	28

2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on September 4, 2014

This proxy statement and our 2014 annual report to stockholders are available electronically on our website at www.advisory.com/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2014 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on September 4, 2014, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

On June 18, 2012, we completed a two-for-one split of our common stock, which doubled the number of our outstanding shares of common stock. All share numbers and per share information presented in this proxy statement for dates before June 18, 2012 have been retroactively adjusted to give effect to the share increase resulting from the stock split.

Our fiscal year is the twelve-month period ending on March 31. Our 2014 fiscal year ended on March 31, 2014.

This proxy statement and the accompanying notice of annual meeting and proxy card are first being mailed to our stockholders on or about July 28, 2014.

Voting, Revocability of Proxies, and Voting Procedure

Record Date.    Only holders of record of our common stock at the close of business on July 18, 2014, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 36,295,565 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if the record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Voting by Stockholders of Record; Revocability of Proxies.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you may vote your shares by completing, dating, signing, and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares subject to the proxy are voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent for delivery at or before the taking of the vote at the annual meeting to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary.

Voting Instructions by Beneficial Owners; Attendance at Annual Meeting.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. Your nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. Please check your voting instruction card or contact your nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting. If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes.

As the beneficial owner of shares, you are invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Vote Required

If a quorum is present at the annual meeting, election of the ten nominees to the Board of Directors in accordance with Proposal 1 will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast “for” or withheld with respect to any or all nominees. Neither votes to “withhold” nor broker non-votes will affect the outcome of the vote on this proposal.

If a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2015 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. An abstention from voting on this proposal will not affect the outcome of the vote on this proposal.

If a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 3 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal and broker non-votes will not affect the outcome of the vote on this proposal.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending March 31, 2015

•	In an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

All stockholders of the company are invited to attend the annual meeting. If you plan to attend, you will be asked to present a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. In addition, if you are the beneficial owner of shares of the company’s common stock held in street name, you will need to bring proof that you were the beneficial owner of those shares as of the record date, such as a legal proxy from the record holder of your shares or a copy of a bank or brokerage statement. The purpose of this requirement is to help us verify that you are a stockholder of the company entitled to attend the meeting.

Annual Report to Stockholders and Other Information

A copy of our 2014 annual report to stockholders, which consists of a report containing our audited consolidated financial statements for the fiscal year ended March 31, 2014, accompanies this proxy statement. The annual report to stockholders does not constitute proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, or “2014 Form 10-K,” filed with the Securities and Exchange Commission, or “SEC,” will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of July 18, 2014, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2014 Form 10-K is also available through our website at www.advisory.com.

Proxy Solicitation Costs

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our 2014 annual report to stockholders. We also will reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $15,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Important Notice Regarding Delivery of Stockholder Documents

Only one copy of this proxy statement and our 2014 annual report to stockholders is being sent to beneficial owners of our common stock who share the same last name and address, unless they have notified the broker, bank, or other nominee that holds their shares that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs.

If any beneficial owner received a householding mailing this year and would like to receive a separate copy of this proxy statement and our 2014 annual report, we will deliver a copy promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive a separate copy of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our 2014 annual report and would prefer to receive a single copy in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has ten members. Upon the recommendation of the Governance Committee, the Board of Directors has nominated the ten current directors for re-election to the Board at the annual meeting.

Election of the ten nominees to the Board of Directors will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes may be cast “for” or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Director Nominees

The following table presents information as of June 22, 2014, 2014 concerning the company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	44	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	48	Chief Executive Officer, Hunch Analytics	2009
David L. Felsenthal	43	President, The Advisory Board Company	2013
Peter J. Grua	60	Partner, HLM Venture Partners	2007
Nancy Killefer	60	Director Emeritus, McKinsey & Company	2013
Kelt Kindick	59	Senior Advisor, Bain & Company	2001
Mark R. Neaman	63	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	55	Chief Executive Officer, Vistage International, Inc.	2004
Frank J. Williams	47	Chief Executive Officer, Evolent Health, Inc.	2001
LeAnne M. Zumwalt	55	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have set forth the experience, qualifications, attributes, and skills of each director the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and was named Chairman of the Board in April 2013. Mr. Musslewhite became our Chief Executive Officer in September 2008. Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development. In 2007, he was named Executive Vice President and general manager in charge of software-based programs, and was appointed Chief Executive Officer the following year. Before joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, an international management consulting firm, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his eleven years of leadership experience with the company, including in his current roles as Chairman of the Board and Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since November 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software, from 1990 to 2013. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of Cvent, Inc., which is listed on the New York Stock Exchange. Mr. Bansal received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 17 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

David L. Felsenthal has served as a member of our Board of Directors since April 2013. Mr. Felsenthal first joined us in 1992 and became our President in September 2008. During his tenure with the company, he has served in a number of research, product development, and executive roles, including as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006, Executive Vice President from February 2006 through December 2006, and as Chief Operating Officer from January 2007 to September 2008. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated health care technology company, eHospital Inc. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the CEO and CFO of Vivra Specialty Partners, a private health care services and technology firm. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University. The Board selected Mr. Felsenthal because of his understanding of the company’s business, his 13 years of experience in senior leadership roles with the company, including as our former Chief Financial Officer, Chief Operating Officer, and President, and his extensive knowledge of healthcare businesses.

Peter J. Grua has served as a member of our Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Before joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua is currently a director of Health Care REIT, which is listed on the New York Stock Exchange. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of healthcare and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by ten years of experience as a research analyst and strategy consultant and 22 years of experience as a public market investor and healthcare venture capitalist.

Nancy Killefer has served as a member of our Board of Directors since September 2013. She served as a Director at McKinsey & Company, an international management consulting firm, from 1992 through August 31,

2013. Ms. Killefer is currently a Director Emeritus at McKinsey & Company. She joined McKinsey & Company in 1979 and served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey& Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of Avon Products Inc. and Computer Sciences Corporation, each of which is listed on the New York Stock Exchange. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management. The Board selected Ms. Killefer because of her long-standing service in numerous important leadership capacities with a leading management consulting firm, where she developed extensive knowledge with respect to strategy, marketing, and organizational effectiveness and efficiency issues.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. Since January 2009, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm, until his retirement on December 31, 2012. Mr. Kindick is currently serving as Senior Advisor for Bain & Company. He joined Bain & Company in 1980, was elected a partner of the firm in 1986, and served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is a director of WPX Energy, Inc., which is listed on the New York Stock Exchange. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his long-standing service as a partner at a leading management consulting firm where he developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.9 billion integrated provider of healthcare services which includes four hospitals, a multi-specialty physician group practice with 900 physicians, and a multi-million dollar research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds an academic appointment as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because of his 22 years of leadership experience as Chief Executive Officer of a nationally recognized healthcare system and his knowledge of current issues facing the industry, future healthcare trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. Since December 2012, Mr. Shapiro has served as Chief Executive Officer of Vistage International, Inc., a for-profit membership organization for chief executive officers, other executives, and business owners, and served as Vistage International, Inc.’s Chairman between December 2012 and June 2014. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a sourcing solutions firm. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. He received his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his extensive years of experience at a leading research and information services provider and a leading membership organization for CEOs, executives, and business owners, where he developed new products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

Frank J. Williams has served as a member of our Board of Directors since June 2001. Mr. Williams joined us as an Executive Vice President in September 2000 and was our Chief Executive Officer from June 2001 through August 2008. Effective August 31, 2011, Mr. Williams became the Chief Executive Officer and a director of Evolent Health, Inc., a joint business venture between our company and University of Pittsburgh Medical Center that provides a platform for population and health plan management to hospital systems. Mr. Williams served as Chairman of our Board of Directors from November 2004 through August 2008 and was appointed Executive Chairman in September 2008. He began serving as Chairman of our Board of Directors again when he joined Evolent Health, Inc. in August 2011 and became Vice Chairman of our Board in April 2013. From 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., whose business focused on developing and delivering health care content to patients and providers via the internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmericaOnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Prior to 1999, Mr. Williams held a leadership role within Vivra Specialty Partners, a private health care services and technology firm, and, prior to that service, was employed by Bain & Company, a management consulting firm. Mr. Williams received a B.A. degree from University of California, Berkeley, and an M.B.A. from Harvard Business School. The Board selected Mr. Williams because of his extensive knowledge and experience in all aspects of the company’s business, his 14 years of leadership experience with the company, including in his former role as Chief Executive Officer, and his more than ten years of experience in the healthcare and consulting services fields prior to joining the company.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Healthcare Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Before joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in healthcare and technology, each of which is important to understanding and overseeing our operations and offerings, her eight years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public healthcare services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the ten director nominees named above

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2015

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and the audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2015. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP as the company’s independent registered public accounting firm. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015 will require the affirmative vote of a majority of the votes cast at the annual meeting.

Fees

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for the fiscal years ended March 31, 2014 and 2013:

	Fiscal Year Ended March 31,
	2014	2013
Audit Fees	$583,874	$512,753
Audit-Related Fees	35,000	87,493
Tax Fees	137,250	116,800
All Other Fees	—	—

Total	$756,124	$717,046

Audit Fees.    Audit fees were for professional services rendered for the audit of the company’s annual financial statements and the audit of the company’s effectiveness of internal control over financial reporting for fiscal years 2014 and 2013, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in fiscal years 2014 and 2013, and for accounting consultations for fiscal years 2014 and 2013.

Audit-Related Fees.    Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for fiscal years 2014 and 2013, exclusive of the fees disclosed as Audit Fees above. For fiscal years 2014 and 2013, audit-related fees included fees for a benefit plan audit and for due diligence services and consultations pertaining to acquisitions.

Tax Fees.    Tax fees were for services related to tax compliance and advisory services rendered during fiscal years 2014 and 2013.

All Other Fees.    We did not incur any other fees for any services, exclusive of the fees disclosed relating to audit, audit-related, and tax services, rendered during fiscal years 2014 and 2013.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and an opinion on our internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our independent registered public accounting firm and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending March 31, 2015

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for the financial statements, and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of this charter is available on the company’s website at www.advisory.com. The Audit Committee is composed solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2014 (the “Audited Financial Statements”) and the results of management’s assessment of the effectiveness of internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from company management and the company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements and related schedule and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed by the company with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3

ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of the company’s named executive officers as described in this proxy statement. This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to our “named executive officers,” who are the executive officers identified in the Summary Compensation Table presented under “Executive Compensation.”

As described below in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for the company’s stockholders. The Board of Directors urges stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how the company’s executive compensation practices operate and are designed to achieve our core executive compensation objectives, as well as the Summary Compensation Table and other compensation tables and related narrative appearing under “Executive Compensation,” which provide detailed information about the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, we are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the company’s shareholders APPROVE, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors unanimously recommends a vote FOR approval of the company’s compensation of its named executive officers as described in this proxy statement

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ Marketplace Rules in determining the independence of our Board members. Under the Marketplace Rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the Marketplace Rules. The Board has determined that each of the following seven of our ten current directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Ms. Killefer; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt.

In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for fiscal year 2014 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita Healthcare Partners Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita Healthcare Partners Inc. to the company accounted for less than 1% of the company’s total revenue for fiscal year 2014 and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During fiscal year 2014, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the period for which they served.

During fiscal year 2014, the Board of Directors met nine times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal year 2014. These sessions, which were attended only by the Board’s independent directors, were chaired by Mr. Kindick, our independent Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. One of our directors attended our 2013 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with our independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and our independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under SEC rules. The Board of Directors has determined that all of the company’s Audit

Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met six times during fiscal year 2014.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, Mr. Grua, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal year 2014.

Compensation Committee.    The members of our Compensation Committee are Mr. Grua, Mr. Kindick, and Mr. Shapiro. Mr. Grua serves as chair of the Compensation Committee. The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and any directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met six times during fiscal year 2014.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in fiscal year 2014.

During our 2014 fiscal year, the Compensation Committee retained the services of Towers Watson (formerly The Delves Group), a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice with respect to executive compensation. Towers Watson reports to the Compensation Committee, which has sole authority to retain and terminate the firm and to approve its fees and other retention terms. Towers Watson does not perform any services for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

In April 2013, the Board of Directors appointed Mr. Musslewhite, who has served as a director since May 2008 and as Chief Executive Officer since September 2008, to the position of the Chairman of the Board, thereby combining the roles of Chief Executive Officer and Chairman. Our previous Chairman, Mr. Williams, was appointed on that date to the position of Vice Chairman. Mr. Kindick continues to serve as our independent Lead Director. As independent Lead Director, Mr. Kindick’s responsibilities include:

•	chairing executive sessions of the Board and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

The Board believes that its current leadership structure, which combines the roles of Chief Executive Officer and Chairman while providing for an independent Lead Director is appropriate at this time. Combining the roles of Chief Executive Officer and Chairman promotes unified leadership and direction for the Board and the executive management team, and allows for a single, clear focus for the chain of command to execute the company’s strategic initiatives and business plans. Simultaneously providing for a strong, independent Lead Director promotes effective oversight of our executive management team by an independent Board. The Board believes that the strength of its independent directors and the retention of an independent Lead Director each mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

The Board recognizes that, depending on the specific circumstances of the company, other leadership structures also might be appropriate. A Board leadership structure separating the roles of Chairman of the Board and Chief Executive Officer has served the company and its stockholders well previously and may serve them well again in the future.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the company’s risk management policies. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and our independent registered public accounting firm the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to oversee effectively the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent within the meaning of NASDAQ’s director independence standards, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee. Mr. Musslewhite serves on the board of directors of Evolent Health, Inc., which oversees the compensation of Mr. Williams, who presently serves as the Chief Executive Officer of Evolent Health, Inc. and as a member of our Board.

Consideration of Director Candidates

Stockholder Nominations.    The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information evidencing their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

Under our bylaws, a stockholder wishing to bring any director nomination before an annual meeting of stockholders must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than May 7, 2015 or later than June 6, 2015. To be in proper form, the stockholder’s notice must set forth the following information:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, or “Exchange Act” (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director;

•	the name and address of such stockholder, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

Evaluation of Director Candidates.    The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any time during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s 2005 incentive plan and 2009 incentive plan and such other arrangements as are deemed to be appropriate. Mr. Musslewhite and Mr. Felsenthal, the only employee directors during fiscal 2014, did not receive additional compensation for their service on the Board.

During fiscal 2014, the Compensation Committee retained the services of Towers Watson to provide an independent benchmarking analysis with respect to director compensation. Based on the results of the benchmarking analysis, the Compensation Committee recommended to the full Board of Directors an increase to the non-employee director annual compensation as follows: the annual award of RSUs was increased from a grant date value of $120,000 to a grant date value of $150,000 for non-employee directors; the annual cash retainer was increased from $30,000 to $50,000 for non-employee directors; and the annual cash retainer was increased from $10,000 to $15,000 for Committee chairs. The Board of Directors approved the increase which was effective for service from the 2013 annual meeting of stockholders in September 2013 until the 2014 annual meeting of stockholders in September 2014 and for subsequent years of service.

For their Board service in fiscal year 2014, non-employee directors were paid a cash retainer of $50,000, and chairs of our committees received an additional cash retainer of $15,000. For their Board service from the 2013 annual meeting of stockholders in September 2013 until the 2014 annual meeting of stockholders in September 2014, the non-employee directors were granted in April 2014 an annual award of restricted stock units, or “RSUs,” with a grant date value of approximately $150,000, except that Mr. Kindick was granted RSUs with a grant date value of approximately $190,000 because of his additional responsibilities as Lead Director. The RSUs awarded in April 2014 will vest in full in May 2015.

The following table sets forth the compensation of our non-employee directors for fiscal 2014.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$50,000	$150,000	$200,000
Peter J. Grua (2)(3)	80,000	150,000	230,000
Nancy Killefer (4)	50,000	650,000	700,000
Kelt Kindick (2)	65,000	190,000	255,000
Mark R. Neaman (2)	50,000	150,000	200,000
Leon D. Shapiro (2)	50,000	150,000	200,000
Frank J. Williams (2)	50,000	150,000	200,000
LeAnne M. Zumwalt (2)	65,000	150,000	215,000

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of RSUs granted in fiscal 2014. The grant date fair value of the annual RSU awards was $57.83 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

(2)	The aggregate number of shares subject to stock options held by each non-employee director at March 31, 2014 was as follows: Mr. Kindick, 22,000; Mr. Neaman, 40,832; Mr. Williams, 22,458; and Ms. Zumwalt, 20,000. Mr. Bansal, Mr. Grua, and Mr. Shapiro did not hold any stock options at March 31, 2014.

(3)	Mr. Grua’s $80,000 fee includes his annual retainer of $50,000 for his service on the Board, $15,000 for his service as chair of the Compensation Committee, and $15,000 for his service as chair of our investment committee.

(4)

Ms. Killefer’s stock awards include an initial supplemental award at the time of her election to the Board of Directors of RSUs with a grant date fair value of approximately $300,000 and stock options with a grant date fair value of approximately $200,000 (all RSUs and options in the initial supplemental award vest in three equal annual installments); and an annual award of RSUs with a grant date fair value of $150,000. The grant date fair value for the initial supplemental award RSUs was $57.88 and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant. The grant date fair value for the initial supplemental award stock options was $18.17, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

Related Person Transactions

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She currently serves as a manager in the sales and marketing function of the company, and received an annual base salary for fiscal 2014 of less than $120,000. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received for fiscal 2014 an award of 1,244 RSUs that vest in four equal installments during the four-year period following the grant date.

The Audit Committee reviewed and approved or ratified each of fiscal 2014 transactions described above.

Corporate Governance Principles

The company has adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director or directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2014.

THE COMPENSATION COMMITTEE

Peter J. Grua, Chair

Kelt Kindick

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion describes our compensation philosophy and policies and the compensation earned by each of the named executive officers identified in the Summary Compensation Table under “Executive Compensation” for their service in fiscal 2014.

Executive Summary

Compensation Philosophy.    Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•

by tying a significant amount of executive compensation to the achievement of annual financial and strategic goals that the Compensation Committee believes will drive long-term stock price appreciation; and

•

by balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and equity awards) tied to the achievement of individual and company goals.

These fundamental principles guide the design and implementation of our compensation programs for our named executive officers. For fiscal 2014, the annual incentive compensation of the Company’s executive officers was based primarily on the company’s achievement of pre-established goals for adjusted earnings before interest, taxes, depreciation, and amortization, or “EBITDA,” and contract value growth for the calendar year ended December 31, 2013.

Company Performance.    Overall performance for the calendar year ended December 31, 2013 was strong, meeting or exceeding expectations established at the beginning of the year by the Compensation Committee. The company met target goals for revenue, contract value growth, adjusted EBITDA, and adjusted earnings per share. The company’s target and actual performance for calendar year 2013 based on these measures are set forth in the following table.

	Target	Actual
Revenue	$500 - $505 million	$502.3 million
Contract value growth	15%	16.1%
Adjusted EBITDA	$87.5 - $92.5 million	$88.2 million
Adjusted earnings per share	$1.15 - $1.25	$1.21

We define “contract value” as the aggregate annualized revenue attributable to all agreements in effect at a particular date. Adjusted EBITDA and adjusted earnings per share are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define “adjusted EBITDA” as net income calculated in accordance with GAAP before provision for income taxes; other income, net, which includes interest income, gains on investment in common stock warrants, and foreign currency losses and gains; depreciation and amortization of property and equipment; amortization of intangibles;

discontinued operations, net of tax, and gain on the sale of discontinued operations, net of tax; acquisition and similar transaction charges; fair value adjustments to acquisition-related earn-out liabilities; equity in loss of unconsolidated entity; and share-based compensation expense. We define “adjusted earnings per share” as net income per diluted share calculated in accordance with GAAP, excluding the net of tax effect of amortization of acquisition-related intangibles; acquisition and similar transaction charges; discontinued operations and gain on the sale of discontinued operations; gains on investment in common stock warrants; equity in loss of unconsolidated entity; share-based compensation expense; and fair value adjustments made to the company’s acquisition-related earn-out liabilities.

Compensation Decisions for Fiscal 2014.    Our compensation programs for fiscal 2014 reflected the Compensation Committee’s objectives of focusing our executives on strategic objectives and stockholder value, reinforcing the connection between pay and performance, and compensating executives at a market rate competitive to peer companies. In pursuing these objectives, the Compensation Committee:

•

Retained an independent compensation consultant, Towers Watson, to provide a fiscal 2014 update with respect to the analysis it provided in fiscal 2013, which included a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers, with a target total compensation level between the 50th and 75th percentiles of our peer group

•

Reviewed the performance of all executive officers and determined total compensation, with guidance from the Compensation Committee’s independent consultant, consistent with our overall compensation philosophy

•

Selectively adjusted the fiscal 2014 annual base salaries of Messrs. Musslewhite and Felsenthal over fiscal 2013 levels in order to keep their salaries aligned with compensation benchmarks and in light of their individual performance

•	Awarded annual bonuses that reflected the company’s adjusted EBITDA and contract value performance that met targets, as well as strong performance on individual objectives

•

Granted equity awards that reflected an allocation of 60% of award value to RSUs and 40% to stock options, consistent with award mix and total value benchmarks of our peer group and the advice provided by the Compensation Committee’s independent consultant

•	Approved equity incentive awards for all officers that align RSU award values to contract value growth targets, effective for the spring 2015 long-term incentive award;

•	Ensured each executive officer’s compliance with approved stock ownership guidelines that help ensure that executive officers maintain a meaningful equity stake in the company

Each of these actions is discussed in greater detail below.

Oversight of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible for guiding and overseeing the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee discusses and determines his compensation.

As part of the Compensation Committee’s ongoing efforts to help ensure that the company’s compensation and benefit plans fulfill the company’s goals and that the company’s practices with respect to executive compensation-related matters reflect and promote good corporate governance, the Compensation Committee began a process at the beginning of fiscal 2014 to review the company’s executive compensation philosophy, review the company’s peer group of companies with respect to which market competitive assessments are made, and provide advice on the types, levels, and design of compensation that are included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee retained the services of Towers Watson, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice. Towers Watson reports to the Compensation Committee, which has the sole authority to retain, oversee and terminate Towers Watson and to approve the firm’s fees and other retention terms. Towers Watson does not provide any services to the company other than the services performed for the Compensation Committee. The Compensation Committee has assessed the independence of Towers Watson and determined that none of the services performed by Towers Watson for fiscal 2014 raised any conflict of interest.

To begin the compensation review process in fiscal 2014, the Compensation Committee reviewed the company’s current peer group to determine if revisions were needed based on changes to the either the company or the peer group companies. Based on key metrics for the current peer group and guidance from Towers Watson, the Compensation Committee removed Forrester Research, Inc., Exponent, Inc., and Computer Programs & Systems, Inc. from the list of peer companies because of their smaller revenues and slower growth rates compared to those of the company. The Compensation Committee replaced these three companies in the peer group with Verisk Analytics, Inc., Concur Technologies, Inc. and NetSuite, Inc. based on the same metrics and guidance from Towers Watson. Verisk Analytics is a larger company offering services through a large healthcare analytic and predictive modeling group designed to help manage medical costs and improve health services, as well as analytics-based risk services for detection and prevention of fraud. Verisk Analytics is increasingly a direct business competitor of the company as well as a competitor for talent, and is identified as a peer in investor analysis. Concur Technologies and NetSuite were added to the peer group in part to help maintain the mean revenue size of the group close to our current revenue size and to expand the group to include more SaaS (software-as-a-service) companies. All other peer companies remain publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of the company. As revised, the peer group consists of the following companies:

Accretive Health, Inc.	K12 Inc.
Allscripts Healthcare Solutions, Inc.	Maximus, Inc.
athenahealth, Inc.	MedAssets, Inc.
Blackbaud, Inc.	Navigant Consulting, Inc.
Concur Technologies, Inc.	NetSuite, Inc.
The Corporate Executive Board Company	Quality Systems, Inc.
CoStar Group, Inc.	Verisk Analytics, Inc.
Healthways, Inc.	WebMD Health Corp.
Huron Consulting Group Inc.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison that Towers Watson prepared for the Compensation Committee in fiscal 2013 and updated in fiscal 2014. The data provided a useful reference point in the Committee’s efforts to align target total executive compensation for fiscal 2014 between the 50th and 75th percentiles of our peers. The Committee did not benchmark or target a precise pay level relative to the market data, but rather afforded our executive officers the opportunity to earn above target level compensation for superior performance that could be expected to increase value for stockholders while providing that they would earn less than targeted compensation if the company’s performance failed to meet expectations. None of the named executive officers’ total compensation for fiscal 2014 exceeded the 75th percentile of our peers.

Elements of Total Direct Compensation

Our compensation programs are composed of salary, annual incentive compensation, and long-term incentive compensation.

Base Salary.    Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, benchmarks provided by Towers Watson, the prior experience of the executive, and expected contributions to company performance.

We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Based on the Compensation Committee’s review of the foregoing factors in fiscal 2014, the Compensation Committee increased, effective as of June 1, 2013, the annual base salary rate of Mr. Musslewhite from $600,000 to $650,000, and of Mr. Felsenthal from $450,000 to $475,000. The base salaries for each of our named executive officers for the fiscal year ended March 31, 2014 were as follows:

Named Executive Officer	Fiscal 2014
Robert W. Musslewhite	$650,000
Chief Executive Officer
Michael T. Kirshbaum	325,000
Chief Financial Officer
David L. Felsenthal	475,000
President
Cormac F. Miller	350,000
Executive Vice President
Richard A. Schwartz	425,000
President, Performance Technologies and Consulting

Annual Incentive Compensation.    At the beginning of calendar 2014, our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals approved by the Compensation Committee at the beginning of fiscal 2014 for each of the named executive officers (which are described below under “Factors Considered in Award” for each named executive officer) other than himself. The review included consideration of the achievement by each such other officer against those pre-determined goals, changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the company’s Chief Executive Officer, the Compensation Committee reviewed Mr. Musslewhite’s performance against the quantitative and qualitative goals approved by the Compensation Committee at the beginning of fiscal 2014 (which are described below under “Factors Considered in Award” for Mr. Musslewhite) and considered information relating to his performance during fiscal 2014 received from other members of the company’s senior management. The Compensation Committee also reviewed the peer group benchmark data provided by Towers Watson in fiscal 2014 in determining the absolute levels for annual incentive compensation targets and the overall mix of compensation types.

In determining the annual incentive compensation for each of the named executive officers, the Compensation Committee took into consideration the financial and non-financial objectives described below with respect to the particular named executive officer. In fiscal 2014, the company’s financial objectives — against which the named executive officers with annual cash-based incentive plans were measured and which determined 60% of their target incentive compensation — included adjusted EBITDA performance (calculated as described above) and contract value growth (calculated as described above) during the calendar year ended December 31, 2013, as compared with the measures for the prior calendar year. The specific payout levels of the portion of the annual incentive compensation based on these financial objectives for fiscal 2014 were determined by reference to the following:

Metric	Weighting	Relativity to Target	Payout (as a Percent of Target)	Target	Actual
Adjusted EBITDA	24%	Below Target:	0%
		At or Above Target:	100%	$87.5 - 92.5 million	$88.2 million
Contract Value Growth	36%	Well Below Target (<12%):	50%
		Below Target (14%):	75%
		Target (15%):	100%	15% growth	16.1% growth
		Above Target (16%):	125%
		Well Above Target (17%):	150%
		Shatter the Plan (20%):	200%

These company performance metrics were utilized because the Compensation Committee believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the company’s business performance during the calendar year. These payout levels were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout. The remaining 40% of the target annual incentive compensation was determined based on the achievement of individual goals and priorities, some of which were measured quantitatively and others subjectively through comprehensive performance evaluations. Actual annual incentive awards were based on levels of achievement against these goals and priorities and can range from 0% of target to 156% of target. Details on each executive’s annual incentive opportunity, annual incentive award, and factors considered when determining each award are presented below:

Robert M. Musslewhite

Fiscal 2014 annual incentive compensation

Target	Maximum	Actual Award
$650,000	$1,014,000	$773,500

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ended December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ended December 31, 2013 (60%)

•	Individual goals (40%)

•	Growth strategy (20%)

•	Operational execution (5%)

•	Talent management (10%)

•	Shareholder relations (5%)

The Compensation Committee has determined that, for fiscal 2015, Mr. Musslewhite’s annual incentive compensation will be based on the same goals and metrics, with the same weightings, and will again have a target payout of $650,000 and a maximum payout of $1,014,000.

Michael T. Kirshbaum

Fiscal 2014 annual incentive compensation

Target	Maximum	Actual Award
$225,000	$351,000	$267,750

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ended December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ended December 31, 2013 (60%)

•	Individual goals (40%)

•	Financial strategy and management (20%)

•	Investor communication and regulatory requirements (10%)

•	Leadership (10%)

The Compensation Committee has determined that, for fiscal 2015, Mr. Kirshbaum’s annual incentive compensation will be based on the same goals and metrics, with the same weightings, and will again have a target payout of $225,000 and a maximum payout of $351,000.

David L. Felsenthal

Fiscal 2014 annual incentive compensation

Target	Maximum	Actual Award
$425,000	$663,000	$505,750

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ended December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ended December 31, 2013 (60%)

•	Individual goals (40%)

•	Growth strategy and operational execution (15%)

•	Sales and account management performance and innovation (15%)

•	Talent and resource management (10%)

The Compensation Committee has determined that, for fiscal 2015, Mr. Felsenthal’s annual incentive compensation will be based on the same goals and metrics, with the same weightings, and will again have a target payout of $425,000 and a maximum payout of $663,000.

Richard A. Schwartz

Fiscal 2014 annual incentive compensation

Target	Maximum	Actual Award
$150,000	$234,000	$178,500

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ended December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ended December 31, 2013 (60%)

•	Individual goals (40%)

•	Growth plan and innovation (15%)

•	Operational execution (20%)

•	Talent management (5%)

The Compensation Committee has determined that, for fiscal 2015, Mr. Schwartz’s annual incentive compensation will be based on the same goals and metrics, with the same weightings, although will have a target payout of $175,000 and again will have a maximum payout of $234,000.

Cormac F. Miller

Fiscal 2014 annual incentive compensation

Target	Maximum	Actual Award
$150,000	$234,000	$171,000

Factors Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ended December 31, 2013, and the company’s achievement of its contract value growth target for the calendar year ended December 31, 2013 (60%)

•	Individual goals (40%)

•	Firm wide growth strategy (15%)

•	New product development execution (20%)

•	Talent and resource management (5%)

Fiscal 2015 annual incentive compensation

Target	Maximum
$175,000	$273,000

Factors to be Considered in Award

•

Financial goals and operating metrics, including the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2014, and the company’s achievement of its contract value growth target for the calendar year ending December 31, 2014 (60%); and

•	Individual goals (40%)

•	Three to five-year strategic priorities (20%)

•	Operational priorities (15%)

•	Talent and resource management (5%)

Long-term Incentive Compensation.    A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we do vary the mix by executive seniority level. In general, as executive seniority levels increase, more weight is placed on stock-based compensation. Compensation of this nature creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are motivated to achieve increases in the value of the company’s stock. Grants of stock-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. While we do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position, the Compensation Committee referred to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the period in question.

Our stock-based incentive compensation plan generally includes the use of stock options and restricted stock units. Stock options provide the holder with a strong performance-based incentive since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the date of the grant. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically occurring over four years, the value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

Grants of stock-based awards to our named executive officers are generally made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant, as reported on the NASDAQ Global Select Market.

The Compensation Committee or the full Board reviews with our Chief Executive Officer and our Chief Talent Officer the annual grant recommendations for named executive officers (other than the Chief Executive

Officer) and other company employees in advance of the grant date. Based on these discussions, our Chief Executive Officer provides final grant recommendations to the Compensation Committee for approval within approximately 30 days after the initial meeting with the Compensation Committee or the full Board. The Compensation Committee may accept, reject, or modify the Chief Executive Officer’s recommendations in its discretion. The Committee accepted the Chief Executive Officer’s recommendations for awards made for fiscal 2014. The Board has delegated the authority to our Chief Executive Officer to grant a limited number of stock-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. The grant date for all awards is the date of approval by the Compensation Committee, the Board, or the Chief Executive Officer pursuant to delegated authority, as applicable.

Stock-based awards were made to each of the named executive officers in April 2013 at the same time as the annual broad grant to other company employees. In determining these equity awards, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on a thorough evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact on the company’s overall equity plan and number of shares outstanding. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below. The company calculates the fair value of all stock option awards on the date of grant using the Black-Scholes model, while the fair value of RSUs is based on the grant date closing price of the company’s common stock of $47.87, as reported on the NASDAQ Global Select Stock Market.

	Stock Options	RSUs	Grant Date Value
Robert W. Musslewhite	93,016	34,216	$2,904,798
Michael T. Kirshbaum	21,464	7,896	670,321
David L. Felsenthal	58,688	21,588	1,832,748
Cormac F. Miller	19,932	7,332	622,457
Richard A. Schwartz	19,932	7,332	622,457

All awards above vest in four equal annual installments.

Special Long-Term Incentive Awards in Fiscal 2015

The Compensation Committee also retained Towers Watson to provide recommendations regarding the design of a special program of long-term incentive awards under our 2009 stock incentive plan intended to motivate top management to achieve several of the company’s most ambitious five-year goals. Based in part upon discussions with the Compensation Committee, the CEO and other members of management throughout the spring of 2014, Towers Watson presented its recommendations regarding such a program at the Compensation Committee’s June 2014 meeting. Upon considering Towers Watson’s presentation, the company’s existing incentive programs, and other relevant factors, the Compensation Committee approved a one-time grant of special awards to a select few individuals who the Compensation Committee determined to be in positions critical to achieving those long-term goals, which included the named executive officers. The awards consist primarily of performance-based options that will vest based upon the achievement of specified levels of both sustained contract value and sustained stock price during the performance period, which began on April 1, 2014 and could extend to May 30, 2019. The awards also include a component consisting of performance-based restricted stock units that will vest only if the company’s achievement with respect to each of the two performance measures significantly exceeds the maximum target levels established by the Committee. To facilitate the company’s retention objectives, the vesting of the restricted stock units also is subject to a one-year service condition, which requires the recipient to remain employed with the company for at least the year following the date on which the applicable performance conditions were achieved.

An aggregate of approximately 950,000 performance-based options and approximately 100,000 performance-based restricted stock units were granted by the Compensation Committee in connection with the special program, of which an aggregate of approximately 705,000 performance-based options and approximately 75,000 performance-based restricted stock units were awarded to our named executive officers.

Stock Ownership Guidelines

The Compensation Committee believes that the company’s goal of aligning the interests of our named executive officers with the interests of our stockholders is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. Therefore, to facilitate this alignment, the Compensation Committee adopted in March 2011 stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a multiple of each officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective April 1, 2011, require individuals to be in compliance by April 1, 2016 and to hold at least 25% of the net after-tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met.

Position	Stock Target Ownership
Chief Executive Officer	Four times annual base salary
President	Three times annual base salary
Chief Financial Officer	Two times annual base salary
Other Executive Officers	One times annual base salary
Non-Executive Officer Directors	Three times annual retainer or other annual base cash compensation

In February 2014, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and determined that all officers and directors exceed their target ownership levels. The company’s policy statement on insider trading compliance prohibits employees from engaging in any hedging transactions in the company’s stock.

Other Benefits

The named executive officers participate in the same company-wide benefit plans as all of our other full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a highly competitive salary, bonus, and long-term incentive award than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2014.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation to $1 million per year for the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options granted during fiscal 2014 are designed to qualify for exclusion from this limitation so as to be deductible. Although other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section 162(m) because the Committee wishes to retain flexibility in the administration of our executive compensation programs.

Employment Agreements with Messrs. Musslewhite and Felsenthal

Effective on April 3, 2013, the company entered into an amended and restated employment agreement with each of Messrs. Musslewhite and Felsenthal. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. In addition, Mr. Felsenthal’s agreement was amended to provide that he would be appointed to serve as a member of the Board effective on April 2, 2013, and that his continued service as a member of the Board will be subject to any required stockholder approval. The term of employment of each executive under his employment agreement will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either the executive or the company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term.

The amended and restated employment agreements supersede the executives’ prior employment agreements with the company dated as of September 12, 2008. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in their prior employment agreements, except as described below under “Severance and Change of Control Arrangements” and in the “Executive Compensation” section of this proxy statement under “Employment Agreements and Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without “cause” or the executive terminates his employment with us for “good reason,” each as defined in the agreements.

In the event of a change of control of the company, each executive’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control. We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the applicable employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The amended and restated employment agreements of Messrs. Musslewhite and Felsenthal eliminated the provisions included in their prior employment agreements that obligated the company to provide a gross-up payment to the executive in the event that any payment, benefit or distribution by the company to the executive following a change in control would be subject to excise taxes under Section 4999 or Section 280G of the Code. The amended and restated employment agreements provide instead that such payments in connection with a change in control would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the payments. In discussions with the Compensation Committee, Messrs. Musslewhite and Felsenthal each agreed to eliminate the tax gross-up provisions from their respective employment agreements as a matter of good corporate governance and in light of the manner in which compensation practices with respect to such gross-up provisions have evolved in recent years. The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Our Compensation Committee has adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years of the change of control. In addition, under the policy any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered for fiscal 2014, 2013, and 2012 by our named executive officers:

Name and Principal Position	Year	Salary	Stock Awards (5)	Option Awards (5)	Non-Equity Incentive Plan Compensation	All Other Compensation (6)	Total
Robert W. Musslewhite (1)	2014	$641,667	$1,637,920	$1,266,878	$690,000	$12,551	$4,249,016
Chief Executive Officer	2013	595,833	1,559,997	987,950	690,000	6,059	3,839,839
	2012	556,250	1,050,031	700,003	897,000	8,740	3,212,024
Michael T. Kirshbaum (2)	2014	325,000	377,982	292,340	247,500	9,324	1,252,146
Chief Financial Officer	2013	320,833	356,250	225,635	247,500	6,090	1,156,308
	2012	293,750	284,945	190,023	328,500	8,639	1,105,857
David L. Felsenthal (3)	2014	470,833	1,033,418	799,331	460,000	13,093	2,776,675
President	2013	450,000	994,415	629,848	460,000	6,068	2,540,331
	2012	443,750	765,086	509,979	624,000	8,740	2,351,555
Cormac F. Miller (4)	2014	350,000	350,983	271,474	165,000	10,024	1,147,481
Executive Vice President	2013	325,000	337,666	213,792	165,000	6,017	1,047,474
	2012	300,000	270,019	180,019	146,000	8,536	904,574
Richard A. Schwartz	2014	425,000	350,983	271,474	172,500	12,134	1,232,091
President, Performance Technologies and Consulting	2013	425,000	350,990	222,281	172,500	6,028	1,176,799
	2012	425,000	270,019	180,019	188,750	8,642	1,072,430

(1)	Mr. Musslewhite’s salary for fiscal 2014 reflects salary at an annual rate of $600,000 for the period from April 1, 2013 through May 31, 2013, and $650,000 for the period from June 1, 2013 through March 31, 2014. Mr. Musslewhite’s salary for fiscal 2013 reflects salary at an annual rate of $575,000 for the period from April 1, 2012 through May 31, 2012, and $600,000 for the period from June 1, 2012 through March 31, 2013. Mr. Musslewhite’s salary for fiscal 2012 reflects salary at an annual rate of $500,000 for the period from April 1, 2011 through June 30, 2011, and $575,000 for the period from July 1, 2011 through March 31, 2012.

(2)	Mr. Kirshbaum’s salary for fiscal 2014 reflects salary at an annual rate of $325,000 for the period from April 1, 2013 through March 31, 2014. Mr. Kirshbaum’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through May 31, 2012, and $325,000 for the period from June 1, 2012 through March 31, 2013. Mr. Kirshbaum’s salary for fiscal 2012 reflects salary at an annual rate of $275,000 for the period from April 1, 2011 through June 30, 2011, and $300,000 for the period from July 1, 2011 through March 31, 2012.

(3)	Mr. Felsenthal’s salary for fiscal 2012 reflects salary at an annual rate of $425,000 for the period from April 1, 2011 through June 30, 2011, and $450,000 for the period from July 1, 2011 through March 31, 2012.

(4)	Mr. Miller’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through September 30, 2012, and $350,000 for the period from October 1, 2012 through March 31, 2013.

(5)	Amounts reflect the aggregate grant date fair value of awards granted in fiscal 2014, 2013, and 2012. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements for the fiscal year ended March 31, 2014 included in our 2014 Form 10-K.

(6)	Includes matching contributions made under our 401(k) plan for each named executive officer.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of RSUs and stock options to the named executive officers in fiscal 2014 under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Target ($)	Maximum ($)
Robert W. Musslewhite
Annual incentive		650,000	1,014,000
RSU grant	4/18/2013			34,216			1,637,920
Stock option award	4/18/2013				93,016	47.87	1,266,878
Michael T. Kirshbaum
Annual incentive		225,000	351,000
RSU grant	4/18/2013			7,896			377,982
Stock option award	4/18/2013				21,464	47.87	292,340
David L. Felsenthal
Annual incentive		425,000	663,000
RSU grant	4/18/2013			21,588			1,033,418
Stock option award	4/18/2013				58,688	47.87	799,331
Cormac F. Miller
Annual incentive		150,000	234,000
RSU grant	4/18/2013			7,332			350,983
Stock option award	4/18/2013				19,932	47.87	271,474
Richard A. Schwartz
Annual incentive		150,000	234,000
RSU grant	4/18/2013			7,332			350,983
Stock option award	4/18/2013				19,932	47.87	271,474

(1)	Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for fiscal 2014 as previously described in the Compensation Discussion and Analysis section of this proxy statement under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2014 by our named executive officers have been determined and were paid in June 2014, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Stock awards consist of RSUs that vest in 25% increments on May 18, 2014, April 18, 2015, April 18, 2016, and April 18, 2017. All of the RSUs granted to the named executive officers in fiscal 2014 were granted pursuant to the company’s 2009 incentive plan.

(3)	Stock option awards granted on April 18, 2013 consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the date of grant. Of these stock options, 50% were granted under the company’s 2005 stock incentive plan and 50% were granted under the company’s 2009 stock incentive plan.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 15 to our audited consolidated financial statements for the fiscal year ended March 31, 2014 included in our 2014 Form 10-K.

Employment Agreements and Arrangements

Robert W. Musslewhite and David L. Felsenthal

Effective April 3, 2013, we entered into amended and restated employment agreements with Mr. Musslewhite and Mr. Felsenthal, which supersede and amend and restate their prior employment agreements with the company, each dated as of September 12, 2008. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. The term of the agreements will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either Mr. Musslewhite or Mr. Felsenthal, as applicable, or the company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in the prior employment agreements, except as described above under “Severance and Change of Control Arrangements” and below under “Potential Payments Upon Termination or Change of Control.” Mr. Musslewhite and Mr. Felsenthal are entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. During their employment with us and for two years following the termination of their employment, Mr. Musslewhite and Mr. Felsenthal are and will be subject to certain non-solicitation and non-competition restrictions. The terms of Mr. Musslewhite’s and Mr. Felsenthal’s amended and restated employment agreement are discussed in further detail below under “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at March 31, 2014

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at March 31, 2014.

		Option Awards				Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert W. Musslewhite		120,000	—	9.26	4/17/2016
	(2)	22,000	22,000	16.58	4/27/2017
		44,220	—	24.23	4/15/2016
	(3)	—	44,220	24.23	4/15/2018
	(4)	18.854	18,854	43.83	4/17/2017
	(5)	—	37,708	43.83	4/17/2019
	(6)	—	46,508	47.87	4/18/2018
	(7)	—	46,508	47.87	4/18/2020
	(8)					11,000	706,750
	(9)					21,668	1,392,169
	(10)					26,694	1,715,090
	(11)					34,216	2,198,378
Michael T. Kirshbaum		23,625	—	22.38	5/20/2015
		24,000	—	9.26	4/17/2016
	(2)	6,000	6,000	16.58	4/27/2017
		12,004	—	24.23	4/15/2016
	(3)	—	12,004	24.23	4/15/2018
	(4)	4,306	4,306	43.83	4/17/2017
	(5)	—	8,612	43.83	4/17/2019
	(6)	—	10,732	47.87	4/18/2018
	(7)	—	10,732	47.87	4/18/2020
	(8)					3,000	192,750
	(9)					5,880	377,790
	(10)					6,096	391,668
	(11)					7,896	507,318

		Option Awards				Stock Award
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
David L. Felsenthal		48,956	—	9.26	4/17/2016
	(2)	16,000	16,000	16.58	4/27/2017
		32,216	—	24.23	4/15/2016
	(3)	—	32,216	24.23	4/15/2018
	(4)	12,020	12,020	43.83	4/17/2017
	(5)	—	24,040	43.83	4/17/2019
	(6)	—	29,344	47.87	4/18/2018
	(7)	—	29,344	47.87	4/18/2020
	(8)					8,000	514,000
	(9)					15,788	1,014,379
	(10)					17,016	1,093,278
	(11)					21,588	1,387,029
Cormac F. Miller		12,000	—	16.58	4/27/2015
	(2)	6,000	6,000	16.58	4/27/2017
		11,372	—	24.23	4/15/2016
	(3)	—	11,372	24.23	4/15/2018
	(4)	4,080	4,080	43.83	4/17/2017
	(5)	—	8,160	43.83	4/17/2019
	(6)	—	9,966	47.87	4/18/2018
	(7)	—	9,966	47.87	4/18/2020
	(8)					3,000	192,750
	(9)					5,572	358,001
	(10)					5,778	371,237
	(11)					7,332	471,081
Richard A. Schwartz		5,000	—	9.26	4/17/2016
	(2)	5,000	5,000	16.58	4/27/2017
		11,372	—	24.23	4/15/2016
	(3)	—	11,372	24.23	4/15/2018
	(4)	4,242	4,242	43.83	4/17/2017
	(5)	—	8,484	43.83	4/17/2019
	(6)	—	9,966	47.87	4/18/2018
	(7)	—	9,966	47.87	4/18/2020
	(8)					2,500	160,625
	(9)					5,572	358,001
	(10)					6,006	385,886
	(11)					7,332	471,081

(1)	Based on the closing market price of $64.25 on March 31, 2014.

(2)	Unexercisable stock options vest on April 27, 2014.

(3)	Unexercisable stock options vest in equal increments on April 15, 2014 and 2015.

(4)	Unexercisable stock options vest on April 17, 2014.

(5)	Unexercisable stock options vest in equal increments on April 17, 2015 and 2016.

(6)	Unexercisable stock options vest in equal increments on April 18, 2014 and 2015.

(7)	Unexercisable stock options vest in equal increments on April 18, 2016 and 2017.

(8)	Unvested RSUs vest on April 27, 2014.

(9)	Unvested RSUs vest in equal increments on April 15, 2014, and 2015.

(10)	Unvested RSUs vest in equal increments on April 17, 2014, 2015, and 2016.

(11)	Unvested RSUs vest in equal increments on May 18, 2014, April 18, 2015, April 18, 2016, and April 18, 2017.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in fiscal 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
Robert W. Musslewhite	163,614	6,259,941	30,732	1,522,879
Michael T. Kirshbaum	34,875	1,523,694	7,972	394,849
David L. Felsenthal	130,847	4,712,658	21,566	1,068,377
Cormac F. Miller	47,000	1,929,925	7,712	381,598
Richard A. Schwartz	22,500	976,210	7,288	361,820

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the closing price of the common stock on the exercise date as reported on the NASDAQ Global Select Market and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

Non-qualified Deferred Compensation in Fiscal 2014

In April 2013, our Board of Directors, upon the recommendation of the Compensation Committee, adopted The Executive Nonqualified Excess Plan of The Advisory Board Company, an unfunded, nonqualified deferred compensation plan benefitting a select group of management or highly compensated employees of the company, including our named executive officers. The deferred compensation plan is an account-based plan that allows participants to voluntarily defer the payment of current compensation to future years and that is intended to restore employee and company matching contributions under our 401(k) plan that are restricted by limitations under the Code. The plan permits each participant to defer up to 75% of his base salary and up to 100% of his service bonus and performance-based compensation, which amounts would be credited to a participant deferral account established for each participant. The plan also permits the company to make discretionary company contributions and other contributions to an individual’s participant deferral account. In addition, for any year in which a participant makes a deferral election under our 401(k) plan in excess of 4% of the participant’s eligible compensation, the company will credit that person’s participant deferral account with a 401(k) restoration amount equal to the matching contribution the participant would have received under the 401(k) plan, determined as if the 401(k) plan could take into account compensation in excess of amounts permitted under the Code.

Amounts in a participant’s account with respect to a voluntary deferral of compensation or a 401(k) restoration amount always will be fully vested. Amounts credited to a participant deferral account with respect to discretionary company contributions will vest upon the first to occur of the following events (each as defined in the plan): (1) the participant’s attaining normal retirement age; (2) the participant’s death or disability; (3) a “change in control event” affecting the company; or (4) 25% after one year of service with the company, 50% after two years of service with the company, 75% after three years of service with the company, and 100% after four years of service with the company. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of such alternatives available under the deferred compensation plan. A participant may receive distributions from the plan in the following circumstances (each as defined in the plan): (1) the participant’s separation from service; (2) the participant’s death or disability; (3) for in-service or education distributions on dates specified by the participant; (4) the occurrence of an unforeseeable emergency; or (5) a “change in control event” affecting the company. Payments will be made in a lump sum, except that a participant may elect to receive annual installments over a term not to exceed five years (for separation from service prior to the participant’s completion of ten years of service with the company) or ten years (for separation of service on or after the participant’s completion of ten years of service with the company).

The table below provides information about the deferred compensation plan with respect to fiscal 2014.

Name	Executive contributions in last FY ($) (1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Robert W. Musslewhite	$38,993	$4,745	$1,276	—	$45,014
Michael T. Kirshbaum	—	1,820	106	—	1,926
David L. Felsenthal	—	4,745	371	—	5,116
Cormac F. Miller	—	2,470	144	—	2,614
Richard A. Schwartz	—	4,420	235	—	4,655

(1)	The amount of the contributions made by each named executive officer, as reported above, also is included in the officer’s compensation reported under the Summary Compensation Table as “Salary”. The company also permits executives to defer receipt of restricted stock units awarded under its amended and restated 2009 stock incentive plan. None of our named executive officers elected to defer receipt of any restricted stock units that vested in fiscal 2014.

(2)	Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the Summary Compensation Table, as the earnings do not represent preferential or above-market earnings.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2014, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date as reported on the NASDAQ Global Select Market. These benefits are in addition to benefits available before the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Because of the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those presented below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then-current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 stock incentive plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 stock incentive plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events:

•	the acquisition of 50% of the securities of the company by an individual, entity, or group;

•

the consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and

•

approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement

The amended and restated employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”:

•	a lump-sum payment equal to two times Mr. Musslewhite’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the year in which his employment terminates, referred to as the “Prior Fiscal Year,” or (b) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•

the automatic vesting of all stock-based awards made to Mr. Musslewhite on or after May 20, 2008 and before April 3, 2013, which will become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date;

•	the automatic vesting, as of the day immediately preceding the termination date, of all stock-based awards made to Mr. Musslewhite on or after April 3, 2013; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Musslewhite’s termination of employment.

The amended and restated employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Musslewhite eliminated the company’s obligation to provide a gross-up payment to Mr. Musslewhite in the event that any payment, benefit or distribution by the company to Mr. Musslewhite following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Musslewhite in connection with the change of control payments. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or when Mr. Musslewhite terminates employment for “good reason” after the change of control. Further, Mr. Musslewhite’s equity awards will become fully vested if his employment is terminated by the company without cause or if he terminates employment for “good reason” after the change of control but before the first anniversary of the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term;

•

the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite ceasing to serve as the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Musslewhite to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement

The amended and restated employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”:

•	a lump-sum payment equal to two times Mr. Felsenthal’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Felsenthal’s annual incentive bonus actually earned for the Prior Fiscal Year or (b) Mr. Felsenthal’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•	the automatic vesting and exercisability of all of Mr. Felsenthal’s stock-based awards; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Felsenthal’s termination of employment.

The amended and restated employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Felsenthal eliminated the company’s obligation to provide a gross-up payment to Mr. Felsenthal in the event that any payment, benefit or distribution by the company to Mr. Felsenthal following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Felsenthal in connection with the change of control payments. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or when Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal ceasing to serve as the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal ceasing to report directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal was serving on the Board during the term of the employment agreement, his ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Felsenthal to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz

Messrs. Kirshbaum, Miller, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. The agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board and, if the individual is terminated for cause or resigns, for a period of three years thereafter. The agreements also provide that the individuals will not disclose any of our confidential or proprietary information. If the individual’s employment is terminated by us without cause, we may require the individual not to compete for up to two one-year periods if we pay the individual 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they would be made only if the company were to elect to invoke the non-compete terms.

The following table sets forth information as of March 31, 2014 about potential payments by us to our named executive officers upon the termination of their employment or upon a change of control of the company in the circumstances described above.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$2,680,000	—	$2,680,000
Vesting of stock options (1)	$5,497,023	2,699,481	—	5,497,023
Vesting of RSUs (2)	6,012,387	2,524,126	—	6,012,387
Health and welfare benefits	—	27,660	—	27,660
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,381,786	—	—	1,381,786
Vesting of RSUs (2)	1,469,526	—	—	1,469,526
David L. Felsenthal
Termination payment	N/A	1,870,000	—	1,870,000
Vesting of stock options (1)	3,749,659	3,749,659	—	3,749,659
Vesting of RSUs (2)	4,008,686	4,008,686	—	4,008,686
Health and welfare benefits	—	24,273	—	24,273
Cormac F. Miller
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,317,554	—	—	1,317,554
Vesting of RSUs (2)	1,393,069	—	—	1,393,069
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	1,279,809	—	—	1,279,809
Vesting of RSUs (2)	1,375,593	—	—	1,375,593

(1)	These amounts are calculated assuming that the market price per share of our common stock on the date of termination of employment is equal to the $64.25 closing price of the common stock on March 31, 2014 as reported on the NASDAQ Global Select Market and are based upon the difference between that closing price and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the $64.25 closing price of the common stock on March 31, 2014 as reported on the NASDAQ Global Select Market.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our equity compensation plans at March 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants And Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	2,940,785	$36.31	4,587,320
Equity compensation plans not approved by stockholders	—	—	—

Total	2,940,785	$36.31	4,587,320

Column (a) above is comprised of options to acquire 1,820,323 shares of common stock, 1,065,382 shares subject to outstanding RSUs, and 55,080 shares subject to outstanding performance share awards.

Column (c) above includes 715,670 shares of common stock remaining available for future issuance under our 2005 stock incentive plan, 2,384,443 shares of common stock remaining available for future issuance under our 2009 incentive plan, and 1,487,207 shares of common stock remaining available for future issuance under our employee stock purchase plan.

SECURITY OWNERSHIP

The following table presents, as of July 1, 2014 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of July 1, 2014, there were 36,287,021 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Robert W. Musslewhite	339,619	*
Sanju K. Bansal	79,372	*
Peter J. Grua	12,800	*
Nancy Killefer	—	—
Kelt Kindick	13,352	*
Mark R. Neaman	54,232	*
Leon D. Shapiro	7,300	*
Frank J. Williams	37,739	*
LeAnne M. Zumwalt	29,244	*
David L. Felsenthal	174,945	*
Michael T. Kirshbaum	115,751	*
Cormac F. Miller	63,420	*
Richard A. Schwartz	61,287	*
T. Rowe Price Associates, Inc. and other	4,679,584	12.9
Morgan Stanley and other	2,658,837	7.4
The Vanguard Group	2,113,886	5.9
BlackRock, Inc.	2,000,831	5.6
Times Square Capital Management, LLC	2,115,653	5.9
All directors and executive officers as a group (15 people)	1,108,493	3.0

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 1, 2014 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 1, 2014 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”) and by T. Rowe Price New Horizons Fund, Inc. (“Price Horizons”). The reporting persons report that, as of December 31, 2013, Price Associates had sole voting power with respect to 990,430 of the shares shown and sole dispositive power with respect to 4,679,584 shares of the shares shown, and Price Horizons had sole voting power with respect to 2,553,500 of the shares shown and dispositive power over none of the shares shown. The reporting persons have advised us that the shares shown in the above table are owned by various individual and institutional investors, including Price Horizons (which beneficially owned 7.0% of the shares outstanding as of December 31, 2013), for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote such securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Morgan Stanley and other is based on a Schedule 13G/A filed with the SEC on February 11, 2014 by Morgan Stanley and by Morgan Stanley Investment Management Inc. (“Morgan Stanley Investment”). The reporting persons report that, as of December 31, 2013, Morgan Stanley had sole voting power with respect to 2,657,037 of the shares shown and sole dispositive power with respect to 2,658,837 of the shares shown, and Morgan Stanley Investment had sole voting power with respect to 2,657,037 of the shares shown and sole dispositive power with respect to 2,658,837 of the shares shown. The reporting persons report that the securities beneficially owned by Morgan Stanley as a parent holding company may be deemed to be beneficially owned by Morgan Stanley Investment, which is an investment adviser and wholly-owned subsidiary of Morgan Stanley. The address of the reporting persons is 1585 Broadway, New York, New York 10036.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 10, 2014, in which the reporting person reports that, as of December 31, 2012, it had sole voting power with respect to 50,539 of the shares shown, sole dispositive power with respect to 2,065,847 of the shares shown, and shared dispositive power with respect to 48,039 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 28, 2014, in which the reporting person reports that, as of December 31, 2013, it had sole voting power with respect to 1,896,964 of the shares shown and dispositive power with respect to 2,000,831 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 10, 2014, in which the reporting person reports that, as of December 31, 2013, it had sole voting power with respect to 1,781,953 of the shares shown and sole dispositive power with respect to 2,115,653 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that are exercisable as of July 1, 2014 or that will become exercisable or will vest within 60 days of July 1, 2014 as follows: Mr. Williams, 17,730 shares; Mr. Musslewhite, 291,292 shares; Mr. Neaman, 40,832 shares; Ms. Zumwalt, 20,000 shares; Mr. Miller, 54,201 shares; Mr. Felsenthal, 142,360 shares; Mr. Kirshbaum, 88,984 shares; Mr. Schwartz, 45,525 shares; and all directors and executive officers as a group, 786,817 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for fiscal year 2014 or written representations that no other reports were required, we believe that our Section 16(a) reporting persons complied with all filing requirements during fiscal year 2014.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in 2015 Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2015 must be received by our corporate secretary at our principal executive offices no later than March 30, 2015. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders that is not included in our proxy statement must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than May 7, 2015 or later than June 6, 2015. To be in proper form, the stockholder’s notice must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of our bylaws described above.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

July 28, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

THE ADVISORY BOARD COMPANY

SEPTEMBER 4, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 4, 2014:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and annual report to stockholders for fiscal year 2014 are available at www.advisory.com/IR

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	21003030000000000000 0	090414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the following:				The Board of Directors recommends a vote FOR Proposals 2 and 3:
1. Election of each of the following nominees to the Board of Directors:					FOR	AGAINST	ABSTAIN
2. 3.

Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement.

					☐ ☐	☐ ☐	☐ ☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Sanju K. Bansal ¡ David L. Felsenthal ¡ Peter J. Grua ¡ Nancy Killefer ¡ Kelt Kindick ¡ Robert W. Musslewhite ¡ Mark R. Neaman ¡ Leon D. Shapiro ¡ Frank J. Williams ¡ LeAnne M. Zumwalt
☐	FOR ALL EXCEPT (See instructions below)
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

THE ADVISORY BOARD COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on September 4, 2014 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all director nominees, “FOR” proposals 2 and 3, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

¢	14475 ¢